Exhibit 99.1
Form 8-K
Bio-Path Holdings, Inc.
File No. 000-53404

Bio-Path Holdings, Inc. Operations Update

FOR IMMEDIATE RELEASE

November 2, 2009 HOUSTON, TX – Bio-Path Holdings, Inc., (OTC BB: BPTH), a publicly traded biotechnology company with drug development operations in Houston, Texas, issued a news release today in which the Company provided an update of drug development operations.

Previously in June of 2009, Bio-Path Holdings, Inc. issued a press release in which drug development operations and the status of commencing a Phase I clinical trial in the Company’s lead drug candidate were discussed.  In that update, the Company indicated that the next major milestones were successful manufacturing of the clinical drug batch to be used in the Phase I trial and submission of all drug manufacturing and testing data to the U.S. Food and Drug Administration (FDA).  The Company confirms today that its suppliers have successfully manufactured the clinical drug batch and that all release testing required for this drug has been completed.  As a result, Bio-Path Holdings, Inc. in October submitted the necessary drug batch manufacturing and testing data to the FDA.  Assuming FDA reviewers have no additional requests for information, the Company expects within thirty (30) days that the Investigational New Drug (IND) application for its lead drug candidate will be released.  Bio-Path Holdings, Inc. would then be able to commence its Phase I clinical trial.

About Bio-Path Holdings, Inc.

Bio-Path Holdings, Inc. is developing leading edge, patented, liposomal drug delivery systems developed at The University of Texas M. D. Anderson Cancer Center with two clinical cancer drug candidates ready for the clinic and a third siRNA cancer drug undergoing final pre-clinical development.  Bio-Path’s drug delivery technology distributes nucleic acid drugs systemically, throughout the human body, via simple intravenous infusion. The delivery technology can be applied both to double stranded (siRNA) and single stranded (antisense) nucleic acid compounds with the potential to revolutionize the treatment of cancer and other diseases where drugable targets of disease are well characterized.   Bio-Path Holdings, Inc. will also be developing liposome tumor targeting technology, representing next-generation enhancements to the Company’s core liposome delivery technology.

Contact Information:

Internal Public Relations:
Douglas P. Morris, VP Corporate Development
Tel 801.580.2326